NEWS FROM:		Exhibit 99.1

GRIFFIN LAND & NURSERIES, INC.	CONTACT:
Anthony Galici
Chief Financial Officer
(860) 653-4541

GRIFFIN ANNOUNCES CONTRACT TO ACQUIRE WAREHOUSE FACILITY

NEW YORK, NEW YORK (June 27, 2006) Griffin Land & Nurseries, Inc. (Nasdaq: GRIF) (“Griffin”) today announced that it has entered into a definitive agreement to acquire an approximately 300,000 square foot warehouse facility in Connecticut. The facility is currently owner occupied and is expected to be vacant at the time of the closing. The closing of this transaction is contingent upon the satisfactory completion of due diligence on the facility to be acquired. If all contingencies are satisfied, the closing of this transaction would take place later this summer. The purchase price is slightly greater than the proceeds Griffin received from the recently completed sale of approximately 130 acres of undeveloped land in the New England Tradeport, Griffin Land’s 600 acre industrial park located in Windsor and East Granby, Connecticut.

Griffin operates a real estate business under its Griffin Land division and a landscape nursery business, Imperial Nurseries, Inc.

Forward-Looking Statements:
This Press Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Although Griffin believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved including satisfactory completion of due diligence on this potential acquisition and completion of this transaction. The projected information disclosed herein is based on assumptions and estimates that, while considered reasonable by Griffin as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of Griffin.